EXHIBIT 11

                   TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      Computation of Earnings Per Common
                         and Common Equivalent Share
                    (thousands, except per share amounts)



                                       1 9 9 5            1 9 9 4
                                            Fully               Fully
                                  Primary  Diluted   Primary   Diluted
THREE MONTHS ENDED September 30:
  Earnings before
    extraordinary gain            $ 2,279  $ 2,279   $   963   $   963
  Preferred stock dividend              -        -      (542)     (542)
    Earnings before
      extraordinary gain          $ 2,279  $ 2,279   $     -   $     -
  Extraordinary gain                6,244    6,244         -         -

    Net earnings                  $ 8,523  $ 8,523   $   421   $   421

  Average common shares
    outstanding during period      10,051   10,051    10,033    10,033
  Common stock equivalents:
    Convertible preferred stock     3,299    3,299         -         -
    Stock options                     324      352         -         -
    Shares issuable in connection
      with acquired company           323      323         -         -

  Shares for computation           13,997   14,025    10,033    10,033

  Earnings per share:
    Before extraordinary gain      $  .16   $  .16    $  .04    $  .04
    Extraordinary gain                .45      .45         -         -

      Net earnings                 $  .61   $  .61    $  .04    $  .04


NINE MONTHS ENDED September 30:
  Earnings (loss) before
   extraordinary gain             $ 1,179  $ 1,179   $ 1,179   $ 1,179
  Preferred stock dividend              -        -    (1,626)   (1,626)
   Loss before extraordinary gain $ 1,179  $ 1,179   $  (447)  $  (447)

  Extraordinary gain               14,047   14,047         -         -

    Net earnings (loss)           $15,226  $15,226   $  (447)  $  (447)

  Average common shares
    outstanding during period      10,050   10,050    10,025    10,025
  Common stock equivalents:
    Convertible preferred stock     3,300    3,300         -         -
    Stock options                     330      352         -         -
    Shares issuable in connection
      with acquired company           323      323         -         -

  Shares for computation           14,003   14,025    10,025    10,025

  Earnings (loss) per share:
    Before extraordinary gain      $  .09   $  .09    $ (.04)   $ (.04)
    Extraordinary gain               1.00     1.00         -         -

      Net earnings (loss)          $ 1.09   $ 1.09    $ (.04)   $ (.04)
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